UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 18, 2011
Date of report (Date of earliest event reported)

CVD EQUIPMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation or Organization)

1-16525	11-2621692
(Commission File Number)	(IRS Employer Identification No.)

1860 Smithtown Ave., Ronkonkoma, New York 11779
(Address of Principal Executive Offices, Including Zip Code)

(631) 981-7081
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Effective February 18, 2011 (the “Effective Date”), CVD Equipment Corporation (the “Company”) entered into an Employment Agreement with Martin J. Teitelbaum to employ Mr. Teitelbaum as its General Counsel (the “Employment Agreement”).  Mr. Teitelbaum has also been serving as a director of the Company.  The terms of the Employment Agreement were approved by the Company’s Board of Directors.

The Employment Agreement provides for a term of five (5) years, commencing on a date within three (3) months from the date of the Employment Agreement, unless earlier terminated pursuant to the Employment Agreement.  Mr. Teitelbaum shall receive an initial annual base salary of $225,000 in the first year of employment, which shall be increased on the anniversary date of each year of the Effective Date by five (5%) percent over the prior year.  As additional compensation, on the Effective Date, the Company issued Mr. Teitelbaum 20,000 shares of restricted common stock of the Company pursuant to its 2007 Share Incentive Plan, which shall vest annually on each anniversary of the Effective Date, provided that Mr. Teitelbaum remains employed by the Company on such date, at the rate of 4,000 shares per year.  In addition, Mr. Teitelbaum is entitled to receive the same benefits afforded other management level employees of the Company and may, from time to time, be awarded stock options and bonuses as the Board of Directors shall in its sole discretion determine.

The Employment Agreement also contains customary confidentiality and non-competition provisions.  In addition, the Company can terminate the Employment Agreement with Mr. Teitelbaum upon his death, disability or for “Cause,” as defined in the Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVD EQUIPMENT CORPORATION

Date: February 23, 2011	/s/ Leonard A. Rosenbaum
Name: Leonard A. Rosenbaum
Title: Chairman, President,
Chief Executive Officer and Director (Principal Executive Officer)